BURNS INTERNATIONAL SERVICES CORPORATION

                                  SECURITAS AB

                                      and

                       SECURITAS ACQUISITION CORPORATION



                          AGREEMENT AND PLAN OF MERGER





                           Dated as of August 3, 2000




                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I.  THE TENDER OFFER ...............................................2
     SECTION 1.1.  The Offer................................................2
     SECTION 1.2.  Company Action ..........................................3
     SECTION 1.3.  Directors ...............................................5

ARTICLE II.  THE MERGER ....................................................6
     SECTION 2.1.  The Merger ..............................................6
     SECTION 2.2.  Effective Time ..........................................6
     SECTION 2.3.  Effect of the Merger ....................................6
     SECTION 2.4.  Subsequent Actions ......................................6
     SECTION 2.5.  Certificate of Incorporation; By-Laws; Directors
                   and Officers ............................................6
     SECTION 2.6.  Conversion of Securities ................................7
     SECTION 2.7.  Dissenting Shares .......................................7
     SECTION 2.8.  Surrender of Shares; Stock Transfer Books ...............7
     SECTION 2.9.  Option Plans ............................................8
     SECTION 2.10. Lost Certificates .......................................9

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE PARENT
              AND PURCHASER ...............................................10
     SECTION 3.1.  Corporate Organization .................................10
     SECTION 3.2.  Authority Relative to this Agreement ...................10
     SECTION 3.3.  No Conflict; Required Filings and Consents .............10
     SECTION 3.4.  Financing Arrangements .................................11
     SECTION 3.5.  No Prior Activities ....................................11
     SECTION 3.6.  Brokers ................................................11
     SECTION 3.7.  Offer Documents; Proxy Statement .......................11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................12

     SECTION 4.1.  Organization and Qualification; Subsidiaries ...........12
     SECTION 4.2.  Capitalization .........................................12
     SECTION 4.3.  Authority Relative to this Agreement and the
                   Company Stock Option Agreement .........................13
     SECTION 4.4.  No Conflict; Required Filings and Consents .............14
     SECTION 4.5.  SEC Filings; Financial Statements ......................14
     SECTION 4.6.  Absence of Certain Changes or Events ...................15
     SECTION 4.7.  Litigation .............................................16
     SECTION 4.8.  Employee Benefit Plans .................................16
     SECTION 4.9.  Properties .............................................18
     SECTION 4.10. Intellectual Property ..................................19
     SECTION 4.11. Insurance ..............................................19
     SECTION 4.12. Environmental ..........................................19
     SECTION 4.13. Material Contracts .....................................20
     SECTION 4.14. Conduct of Business ....................................21
     SECTION 4.15. Taxes ..................................................22
     SECTION 4.16. Labor Relations ........................................24
     SECTION 4.17. Transactions with Affiliates ...........................24
     SECTION 4.18. Offer Documents; Proxy Statement .......................25
     SECTION 4.19. Brokers ................................................25

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     SECTION 4.20. Control Share Acquisition ..............................25
     SECTION 4.21. Rights Agreement Amendment .............................25

ARTICLE V.  CONDUCT OF BUSINESS PENDING THE MERGER ........................26
     SECTION 5.1.  Conduct of Business by the Company Pending the Merger ..26
     SECTION 5.2.  No Solicitation ........................................28

ARTICLE VI.  ADDITIONAL AGREEMENTS ........................................30
     SECTION 6.1.  Proxy Statement ........................................30
     SECTION 6.2.  Meeting of Stockholders of the Company .................30
     SECTION 6.3.  Compliance with Law ....................................30
     SECTION 6.4.  Notification of Certain Matters ........................30
     SECTION 6.5.  Access to Information ..................................31
     SECTION 6.6.  Public Announcements ...................................31
     SECTION 6.7.  Best Efforts; Further Assurances .......................31
     SECTION 6.8.  Agreement to Defend and Indemnify ......................32
     SECTION 6.9.  State Takeover Laws ....................................33

ARTICLE VII.  CONDITIONS OF MERGER ........................................33
     SECTION 7.1.  Conditions for Each Party's Obligations to Effect the
                   Merger .................................................33
     SECTION 7.2.  Further Condition for Obligations of Parent and
                   Purchaser ..............................................34

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER ..........................34
     SECTION 8.1.  Termination ............................................34
     SECTION 8.2.  Effect of Termination ..................................36

ARTICLE IX.  GENERAL PROVISIONS ...........................................36
     SECTION 9.1.  Non-Survival of Representations, Warranties and
                   Agreements .............................................36
     SECTION 9.2.  Notices ................................................37
     SECTION 9.3.  Expenses ...............................................38
     SECTION 9.4.  Certain Definitions ....................................38
     SECTION 9.5.  Headings ...............................................38
     SECTION 9.6.  Severability ...........................................38
     SECTION 9.7.  Entire Agreement; No Third-Party Beneficiaries .........38
     SECTION 9.8.  Assignment .............................................38
     SECTION 9.9.  Governing Law ..........................................38
     SECTION 9.10. Amendment ..............................................38
     SECTION 9.11. Waiver .................................................39
     SECTION 9.12. Schedules ..............................................39
     SECTION 9.13. Counterparts ...........................................39

                                      ii


                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 3, 2000 (the "Agreement"), between Burns International Services Corporation, a Delaware corporation (the "Company"), Securitas AB, a joint stock company organized under the laws of Sweden ("Parent"), and Securitas Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:


     WHEREAS, the Boards of Directors of the Company, Parent and Purchaser have each determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer (the "Offer") to acquire all shares of the issued and outstanding Common Stock, par value $.01 per share of the Company (the "Company Common Stock"), including the associated rights to purchase Series A Participating Cumulative Preferred Stock, issued under the Rights Agreement (as defined below) (the "Rights" and together with the Company Common Stock, the "Shares"), at a price of $21.50 per share of Company Common Stock or such higher price as may be paid in the Offer (the "Per Share Amount") net to the seller in cash; and

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Purchaser and Parent have each approved the merger (the "Merger") of Purchaser with and into the Company following the Offer in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, it is also proposed in connection with such acquisition that, upon the terms and subject to the conditions set forth herein, upon consummation of the Merger, (i) each then outstanding Option (as defined below) or right to acquire Shares, whether or not then exercisable or vested, shall be canceled and (ii) in consideration of such cancellation, the Company shall pay to each such holder of an Option or such a right, an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the exercise or other price therefor and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes); and

     WHEREAS, as an inducement and a condition to Parent's and Purchaser's entering into this Agreement, contemporaneously with the execution and delivery of this Agreement, (i) the Company has entered into a stock option agreement with Parent (the "Company Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase up to the number of shares of Company Common Stock which represents 19.9% of all shares of Company Common Stock which are issued and outstanding immediately prior to the exercise of the option, upon the terms and subject to conditions set forth in the Company Stock Option Agreement and (ii) certain stockholders of the Company have entered into a Stockholders' Agreement with Parent and Purchaser (the "Stockholders' Agreement"), pursuant to which each such stockholder has, among other things, agreed to tender its Shares in the Offer, granted to Parent a proxy with respect to the voting of such Shares and granted to Parent an option to purchase such Shares, in each case upon the terms and subject to the conditions set forth in the Stockholders' Agreement; and

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement, the Company Stock Option Agreement and Parent's acquisition of the Shares pursuant to the Stockholders' Agreement and has determined based on, among other considerations, a fairness opinion, that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of the Shares and to recommend that the holders of the Shares accept the Offer and approve this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:


                                   ARTICLE I.

                                THE TENDER OFFER

     SECTION 1.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Parent shall cause Purchaser to commence and Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act") the Offer as promptly as reasonably practicable, but in no event later than seven (7) business days (as defined in Rule 14d-1 under the Exchange Act) following the initial public announcement of the execution of this Agreement (treating the business day on which such public announcement occurs as the first business day). The obligation of Parent and Purchaser to accept for payment any of the Shares tendered shall be subject to the satisfaction of those conditions set forth in Annex I. Parent expressly reserves the right from time to time, subject to Sections 1(b) and 1(d) hereof, to waive any such condition, to increase the Per Share Amount, or to make any other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable Federal back-up withholding or stock transfer taxes payable by the seller. The Company agrees that none of the Shares held by the Company or any of its Subsidiaries (as hereinafter defined) will be tendered pursuant to the Offer.

     (b) Without the prior written consent of the Company, Parent shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer (other than to increase the Per Share Amount) (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I), (iv) impose additional conditions to the Offer, (v) amend any one or more of the conditions set forth in Annex I to broaden the scope of such condition or conditions or otherwise in any manner adverse to the holders of the Shares, or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all of the Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of Schedule TO and all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Parent and Purchaser agree promptly to correct the Schedule TO or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information) and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO or any Offer Documents before they are filed with the SEC. Parent and Purchaser shall provide the Company in writing with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments.


     (d) The Offer to Purchase shall provide for an initial expiration date of twenty (20) business days from the date of commencement. Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, Parent may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Parent becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; provided, however, that the expiration date of the Offer may not be extended beyond February 28, 2001 without the consent of the Company. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer, (ii) extend the expiration date of the Offer (as it may be extended) for up to ten (10) business days, if on such expiration date the conditions for the Offer described on Annex I hereto shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90 percent of the then issued and outstanding Shares on a fully diluted basis, provided, that if Purchaser elects to extend the expiration date of the Offer as set forth in this clause (ii), the obligation of Purchaser, and of Parent to cause Purchaser, to accept for payment, purchase and pay for all of the Shares tendered pursuant to the Offer and not withdrawn shall be subject only to the Minimum Condition and the conditions set forth in Section (a) of Annex I hereto, and (iii) provide for a subsequent offering period with respect to the Offer pursuant to Rule 14d-11; ; provided, however, that in any case specified above the expiration date of the Offer may not be extended beyond February 28, 2001 without the consent of the Company. Parent and Purchaser agree that if all of the conditions to the Offer set forth on Annex I are not satisfied on any scheduled expiration date, then if all such conditions are reasonably capable of being satisfied prior to, February 28, 2001, Purchaser shall extend the Offer from time to time (each such individual extension not to exceed ten (10) business days after the previously scheduled expiration date) until such conditions are satisfied or waived; provided, however, that Purchaser shall not be required to, and shall not without the consent of the Company, extend the Offer beyond February 28, 2001.

     SECTION 1.2. Company Action.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on August 2, 2000, at which all of the Directors who were present, duly and unanimously: (i) approved and adopted this Agreement and the Company Stock Option Agreement and the transactions contemplated hereby and thereby, including the Offer, the Merger, and Parent's acquisition of Shares pursuant to the Stockholders' Agreement; (ii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger;
(iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company; (iv) took all actions necessary to render the limitations on business combinations contained in Section 203 of the Delaware law inapplicable to this Agreement and the transactions contemplated hereby and thereby; (v) approved an amendment (the "Rights Agreement Amendment") in the form of Exhibit 1.2 hereto, to the Company's Rights Agreement dated as of October 29, 1999 by and between the Company and The Bank of New York, as rights agent (the "Rights Agreement"), such amendment providing that (A) neither this Agreement, the Company Stock Option Agreement or the Stockholders' Agreement nor any of the transactions contemplated hereby or thereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as such term is defined in the Rights Agreement) or otherwise cause any rights thereunder to become exercisable by the holders thereof and (B) any rights existing thereunder shall automatically on and as of the Effective Time (as hereinafter defined) be void and of no further force or effect; and (vi) directed that the Merger be submitted for consideration at a special meeting of the stockholders of the Company, if necessary. The Company further represents and warrants that (x) Credit Suisse First Boston Corporation ("CSFB") has rendered to the Board of Directors a written opinion, dated as of August 2, 2000, to the effect that, subject to the assumptions and limitations set forth therein, $21.50 in cash per Share to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view and (y) a true and correct copy of such opinion has been delivered to Parent.

     (b) The Company hereby agrees to file with the SEC, as promptly as practicable after the filing by Parent and Purchaser of the Schedule TO with respect to the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that (i) will comply in all material respects with the provisions of all applicable Federal securities laws and (ii) will include the opinion of CSFB referred to in Section 1.2(a) hereof. The Company agrees to make available such
Schedule 14D-9 for mailing to the stockholders of the Company along with the Offer Documents promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall, subject to Section 5.2(b), contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall, become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. The Company shall provide Parent and Purchaser in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

     (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of the Shares, non-objecting beneficial owners list and security position listings of the Shares held in stock depositories (to the extent obtainable), each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request (to the extent obtainable) for the purpose of communicating the Offer to the record and beneficial holders of the Shares.

         SECTION 1.3. Directors. Promptly upon the purchase by Purchaser of any of the Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent shall be entitled to designate such number of directors of good repute, rounded up to the nearest whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of the currently serving directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of the Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such of the Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, that Parent shall not be entitled to designate a majority of the directors on the Board of Directors unless it and its affiliates beneficially own a majority of the shares of Company Common Stock outstanding. At each such time, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Parent, the board of directors of each of the Subsidiaries and (iii) if requested by Parent, each committee of such board to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees constitute on the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3 and shall use its best efforts to cause Parent's designees to be so elected; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.2 hereof) (x) John Edwardson may continue to serve as a director of the Company and (y) the Board of Directors shall have at least three directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent (such directors, the "Independent Directors"); provided further, that if at any time or from time to time fewer than three Independent Directors remain, the other directors shall elect to the Board of Directors such number of persons who shall be neither officers of the Company nor designees, stockholders, affiliates or associates of Parent so that the total of such persons and remaining Independent Directors serving on the Board of Directors is at least three. Any such person elected to the Board of Directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate on behalf of the Company this Agreement or the Company Stock Option Agreement, (ii) exercise or waive any of the Company's rights or remedies hereunder or thereunder, (iii) extend the time for performance of Parent's or Purchaser's obligations hereunder or thereunder or (iv) take any other action required to be taken by the Board of Directors hereunder or thereunder.

                                  ARTICLE II.

                                   THE MERGER

     SECTION 2.1. The Merger. At the Effective Time (as defined in Section
2.2) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

       SECTION 2.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, or if applicable, a Certificate of Ownership and Merger, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

     SECTION 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 2.5. Certificate of Incorporation; By-Laws; Directors and
Officers.

     (a) Unless otherwise determined by Parent before the Effective Time, at the Effective Time the Certificate of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article One of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "FIRST: The name of the corporation is Burns International Services Corporation."

     (b) The By-Laws of Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     (c) The directors of Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     SECTION 2.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

     (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.7(a)) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 2.8 hereof.

     (b) Each share of Company Common Stock held in the treasury of the Company or owned by a subsidiary, and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

     (c) Each share of common stock, $.0l par value, of Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.0l par value, of the Surviving Corporation.

     SECTION 2.7. Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected such holder's demand for appraisal of such holder's Shares in accordance with Delaware Law (including but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his or her right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 2.6, but the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

     (b) Notwithstanding the provisions of Section 2.7(a), if any holder of Shares who demands appraisal of such holder's Shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive cash as provided in
Section 2.6(a), without interest thereon, upon surrender of the certificate or certificates representing such Shares.

     (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands at a price per Share greater than the Per Share Amount.

     SECTION 2.8. Surrender of Shares; Stock Transfer Books.

     (a) Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.6. Parent shall, from time to time, deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares funds in amounts and at times necessary for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.6. Such funds shall be invested by the Exchange Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

     (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing the Shares, Parent shall pay or cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent, or in the treasury of the Company or by a Subsidiary (as defined below) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

     (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in
Section 2.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

     (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held by Parent or in the treasury of the Company or by a Subsidiary) may surrender such certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat and similar laws) shall be entitled to receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

     (f) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

     SECTION 2.9. Stock Plans.

     (a) The Company shall take all actions necessary to provide that, upon consummation of the Merger, (i) each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 4.2, each as amended (collectively, the "Option Plans), and any and all other outstanding options, stock warrants and stock rights granted pursuant to such stock option plans or otherwise, and in each case, whether or not then exercisable or vested, shall be canceled and
(ii) in consideration of such cancellation, the Company shall pay to each such holder of an Option an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the exercise price thereof and
(B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). The Company may elect at any time prior to the consummation of the Offer to have the foregoing actions take effect, with respect to some or all the Options, upon consummation of the Offer, in which case the Company shall provide written notice of such action to Parent. If the Company so elects and if, upon consummation of the Offer, Purchaser shall have acquired at least 50 percent of the outstanding Shares, Parent shall as promptly as practicable following such consummation provide the Company with the funds necessary to satisfy any of the Company's obligations that arise in connection with such acquisition of Shares under (i) this Section 2.9(a), (ii) any severance plans or benefits or change in control or employment agreements between the Company and any of its employees, as set forth in any Schedule attached hereto, (iii) the Amended and Restated Credit Agreement dated as of June 30, 1998 among the Company, the Lenders listed therein, Canadian Imperial Bank of Commerce, as documentation agent, NationsBank, N.A., as syndication agent, and Bankers Trust Company, as administrative agent, as amended, and (iv) the Indenture dated as of March 24, 1997 between the Company and the Bank of New York, as trustee.

     (b) Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time.

     (c) The Company represents and warrants that all the Option Plans provide that the Company can take the actions described in Section 2.9(a) without obtaining the consent of any holders of Options.

     (d) Prior to the Effective Time, the Board of Directors shall take all commercially reasonable action to terminate the Company's Employee Stock Purchase Plan and to return all shares of stock and cash accumulated in each participant's account to such participants.

     SECTION 2.10. Lost Certificates. If any certificate representing any Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed certificate, cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate, as contemplated by this Article II.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF THE
                              PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

     SECTION 3.1. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized and validly existing and, in the case of Purchaser, in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

     SECTION 3.2. Authority Relative to this Agreement. Parent and Purchaser have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

     SECTION 3.3. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not,
(i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws or other organizational documents of either Parent or Purchaser or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default), under or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under or result in the creation of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever ("Encumbrances"), on any of the properties or assets of Parent or Purchaser, pursuant to any agreement, contract, instrument, permit, license or franchise to which Parent or Purchaser is a party or by which Parent, Purchaser or any of their property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which, individually, or in the aggregate, would not be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Company Stock Option Agreement.

     (b) Except for (i) applicable requirements, if any, of the Exchange Act,
(ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing and recordation of appropriate merger documents as required by Delaware Law, (iv) filings as may be required by any applicable "blue sky" laws, and (v) any filings with the Commerce Department under its regulations pertaining to mergers, acquisitions and takeovers by foreign persons, neither Parent nor

Purchaser is required to submit any notice, report or other filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement, except (A) as set forth in Schedule 3.3 or (B) where the failure to obtain such waivers, consents, approvals or authorizations would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.


         SECTION 3.4. Financing Arrangements. Parent has or will have funds available to it sufficient (i) to enable Purchaser to purchase the Shares in accordance with the terms of this Agreement, (ii) to pay (A) the amount to which holders of Shares become entitled upon consummation of the Offer and the Merger, (B) the amount, if any, that Parent may become obligated hereunder to pay with respect to the cancellation of Options and (C) the fees and expenses it will incur in connection therewith, and (iii) to pay any amounts that become due under any severance plans or agreements or retention or similar bonus plans or agreements between the Company and its employees, including the Company's Performance Share Plan as amended through July 8, 1997. Parent has received and furnished a copy to the Company of a commitment letter from Deutsche Bank AG dated as of August 3, 2000 pursuant to which Deutsche Bank AG has committed, subject to the terms and conditions thereof, to enter into a credit agreement (the "Credit Agreement") with Parent and a syndicate of banks, which Deutsche Bank AG will use its best efforts to form and for which Deutsche Bank AG will act as agent and to provide financing. As of the date hereof, Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Credit Agreement not being satisfied. Upon consummation of the Offer in accordance with the terms hereof, Parent will make such funds available to Purchaser as are necessary to enable Purchaser to fulfill its obligations hereunder.


     SECTION 3.5. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

     SECTION 3.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

     SECTION 3.7. Offer Documents; Proxy Statement. None of the information supplied by Parent, Purchaser, or their respective officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the Proxy Statement (as defined in Section 4.18), or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting (as defined in Section 4.18) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. Neither the Offer Documents, the Schedule TO, nor any amendments thereof or supplements thereto will, at the time the Offer Documents, the Schedule TO, or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied in writing by the Company or its accountants, counsel or other authorized representatives specifically for use in any of the foregoing documents. The Offer Documents, the Schedule TO, and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.


                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser as follows:

     SECTION 4.1. Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries (defined below in this Section 4.1) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (to the extent applicable), and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and, in the case of the Company and each of the Subsidiaries incorporated under the laws of a state within the United States (each a "Domestic Subsidiary"), is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below in this Section 4.1). For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be materially adverse to the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of the Company and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by the Company or another Subsidiary, is set forth in Schedule 4.1 hereto.

     SECTION 4.2. Capitalization.

     (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share; 25,000,000 shares of Series I non-voting common stock, par value $.01 per share; and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, (A) 24,342,799 shares of Company Common Stock were issued, of which 19,948,884 were issued and outstanding, which number of issued and outstanding shares includes all shares of restricted stock issued under any of the Options Plans, and 4,393,915 shares were held by the Company as treasury shares and all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights; (B) 2,720,000 shares of Series I non-voting common stock were issued, but were not outstanding and are being held by the Company as treasury shares; (C) no shares of Preferred Stock were issued and outstanding; (D) 2,218,187 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options set forth, on Schedule 4.8 hereto. Except as set forth in the Company Stock Option Agreement, in Schedule 4.2(a) or in this Section 4.2(a): (x) there are no other options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of the Subsidiaries to issue, deliver or sell any shares of capital stock of or other equity interests in the Company or any of the Subsidiaries; (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote; and (z) there are no stockholders' agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 4.2(a), there are no programs in place or outstanding contractual obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem otherwise acquire any shares of capital stock of the Company or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

     (b) All the outstanding capital stock of each of the Subsidiaries owned by the Company or a Subsidiary is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and, except as set forth in
Schedule 4.1, is owned by the Company or a Subsidiary free and clear of any Encumbrance, except for Encumbrances that do not, individually or in the aggregate, materially interfere with the ownership, business or operations of the Company and such Subsidiary. There are no existing options, calls, warrants or other rights relating to the acquisition of issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except (i) for the Subsidiaries, (ii) as set forth in Schedule 4.2(b) and (iii) with respect to such interests that individually have a fair market value of less than $1.0 million and in the aggregate have a fair market value of less than $1.5 million, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Except as set forth in
Schedule 4.2(b) and with respect to commitments that are individually less than $500,000 and in the aggregate are less than $1.5 million, neither the Company nor any Subsidiary is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or the business association or entity other than a wholly owned Subsidiary.

     SECTION 4.3. Authority Relative to this Agreement and the Company Stock Option Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and the Company Stock Option Agreement and, subject, in the case of this Agreement, to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Company Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law, if required. Each of this Agreement and the Company Stock Option Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. The affirmative vote of the holders of a majority of all the shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Company Stock Option Agreement and the transactions contemplated hereby and thereby; provided, however, that no such vote shall be required if the Merger is subject to Section 253 of Delaware Law.

     SECTION 4.4. No Conflict; Required Filings and Consents.

     (a) Except as set forth in Schedule 4.4 hereto and assuming compliance with the matters referred to in Section 4.4(b), the execution and delivery of this Agreement and the Company Stock Option Agreement by the Company do not, and the performance of such agreements by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any agreement, contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to (x) have a Material Adverse Effect, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or the Company Stock Option Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Company Stock Option Agreement.

         (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger or other documents as required by Delaware Law, and (iv) filings as may be required by any "blue sky" laws of various states, (A) the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the Company Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, and (B) no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the Company Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such waivers, consents, approvals or authorizations would not, individually or in the aggregate, be reasonably likely to (x) have a Material Adverse Effect,
(y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or the Company Stock Option Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Company Stock Option Agreement.

     SECTION 4.5. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999, including its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1999 and December 31, 1998 respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1999, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1999 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

     (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and the Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount).

     (c) Except as (i) set forth in Schedule 4.5(c), (ii) disclosed in any SEC Report filed prior to the date of this Agreement or (iii) incurred in the ordinary course of business consistent with past practice, and except for obligations incurred in connection with the transactions contemplated by this Agreement, or the Company Stock Option Agreement, neither the Company nor any of the Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect.

     SECTION 4.6. Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as set forth in Schedule 4.6 hereto or in the SEC Reports, since January 1, 2000, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

     (a) any Material Adverse Effect; provided, that any adverse effect (i) that is caused by conditions affecting the economy or security markets generally, (ii) that is caused by conditions affecting any of the primary industries in which the Company currently competes or (iii) resulting from or arising in connection with this Agreement or the transactions contemplated hereby or the announcement hereof shall not be taken into account in determining whether there has been a Material Adverse Effect;

     (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of the Subsidiaries having a Material Adverse Effect;

     (c) any redemption or other acquisition of Shares by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Shares; except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

     (d) any change by the Company in accounting methods, principles or practices used in preparing the Company's consolidated financial statements, other than any such change as may have been required by generally accepted accounting principles and which has been disclosed in writing to Parent;

     (e) any material revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

     (f) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, other than commitments or transactions entered into in the ordinary course of business consistent with past practice;

     (g) any material increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards) stock purchase or other employee benefit plan, or any material other increase in the compensation payable or to become payable to any directors, officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

     (h) any entry by the Company or any Subsidiary into any employment, consulting, severance, termination or indemnification agreement (i) with any employee of a Subsidiary that provides for annual payments of more than $100,000 and a term of one year or more or (ii) with any director or officer of the Company;

     (i) (i) any settlement or compromise by the Company or any Subsidiary of any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $2 million or (ii) any payment, discharge or satisfaction by the Company or any Subsidiary of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business and consistent with past practice or (B) with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; or

     (j) any agreement, in writing or otherwise, by the Company or any Subsidiary to take any of the actions described in this Section 4.6, except as expressly contemplated by this Agreement.

     SECTION 4.7. Litigation. Except as disclosed in the SEC Reports or in
Schedule 4.7 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries, or any properties or rights of the Company or any of the Subsidiaries, before any Governmental Entity or arbitrator which have a Material Adverse Effect. As of the date hereof, except for orders or decrees that are generally applicable to all Persons similar to or engaged in businesses similar to those of the Company and the Subsidiaries, neither the Company nor any of the Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree that materially interferes with the business or operations of the Company or any such Subsidiary.

     SECTION 4.8. Employee Benefit Plans.

     (a) (i) Schedule 4.8(a) sets forth a list that is complete in all material respects of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans"); provided, that the foregoing representation is given only as to the knowledge of the Company in respect of any Foreign Subsidiary.

     (ii) Schedule 4.8(a)(ii) sets forth with respect to each Option that is outstanding under the Option Plans as of the date hereof, the name of the holder of such Option, the number of Shares subject to such Option and the exercise price per share of such Option.

     Except as set forth in Schedules 4.8(b) through 4.8(l):

     (b) None of the Company Employee Benefit Plans include a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (the "Company Multiemployer Plan") with respect to which the Company or any ERISA Affiliate has a material contribution obligation. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan that has or would result in material liability to the Company or an ERISA Affiliate, nor has any of them incurred any material liability due to the termination or reorganization of a Company Multiemployer Plan. The aggregate withdrawal liability from each of such Company Multiemployer Plans would not be material, individually or in the aggregate, to the Company as of the date hereof.

     (c) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under
Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide material medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

     (d) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto and intended to be exempt from federal income taxation under Section 501 of the Code has been determined by the IRS to be so exempt, and, to the knowledge of the Company, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) Except to the extent that the failure to satisfy this representation would not result in material liability to the Company or an ERISA Affiliate, all required contributions (including all employer contributions and employee salary reduction contributions) under any of the Company Employee Benefit Plans have been timely made to any funds or trusts established thereunder.

     (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

     (g) None of the Company, the Subsidiaries, the officers of the Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

     (h) Neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code.

     (i) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been made available to Parent by the Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and
(iii) summary plan descriptions.

     (j) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims) that could subject the Company or any ERISA Affiliate to any material liability.

     (k) All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively, (including rules and regulations thereunder) and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included.

     (l) To the knowledge of the Company, with respect to each Company Employee Benefit Plan not subject to United States law (a "Company Foreign Benefit Plan"): (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such benefit obligations; (ii) each Company Foreign Benefit Plan is in material compliance with applicable law; and
(iii) each Company Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority.

     SECTION 4.9. Properties.

     (a) Each of the Company and the Subsidiaries has good and insurable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all material Encumbrances, except as set forth in Schedule 4.9(a) and for Encumbrances that do not have a Material Adverse Effect.

     (b) Schedule 4.9(b) sets forth a true and complete list of each parcel of real property owned by the Company or any Subsidiary with a fair market value in excess of $1 million. Schedule 4.9(b) sets forth a true and complete list of each lease or sublease relating to Leased Real Property (as defined below) that involves annual expenditures by the Company or any Subsidiary of $250,000 or more (collectively, the "Company Material Leases").

     (c) Except as set forth in Schedule 4.9(c), to the knowledge of the Company, there is no material violation of any law, ordinance or regulation (including, without limitation, any building, planning or zoning law, ordinance or regulation) relating to any of the real property or interests in real property leased by the Company or any Subsidiary (the "Leased Real Property").

     (d) With respect to each of the Company Material Leases, (i) such lease or sublease is legal, valid, binding, enforceable against the Company or any Subsidiary and in full force and effect, and (ii) neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under any such lease or sublease (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder), except for, in the case of clause (ii), violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.10. Intellectual Property. Except as set forth in Schedule 4.10 or in the SEC Reports, each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are material to the conduct of the business of the Company and the Subsidiaries, taken as a whole (collectively, the "Intellectual Property Rights"). Except as set forth in Schedule 4.10, there are neither any outstanding nor, to the knowledge of the Company, threatened disputes or disagreements with respect to any of the Intellectual Property Rights.

     SECTION 4.11. Insurance. To the knowledge of the Company, the Company and the Subsidiaries maintain insurance policies against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy of the Company and the Subsidiaries is in full force and effect and all premiums due thereon have been paid in full.

     SECTION 4.12. Environmental. Except as set forth in Schedule 4.12 or the SEC Reports:

     (a) The Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all material Environmental Permits and are in compliance with their requirements, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Neither the Company nor any of the Subsidiaries has (i) released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) any knowledge of the presence or threat of release of any Hazardous Substances on, under or at any of the Company's or any of the Subsidiaries' properties arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that could not reasonably be expected to result in a Material Adverse Effect, or (iii) received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, except where any such violation, institution, pendency, response, remediation, non-compliance or payment would not, individually or in the aggregate, have a Material Adverse Effect;

     (c) The Company and the Subsidiaries have, to the knowledge of the Company, provided Parent with copies of any material written environmental assessment or audit report (including all records maintained for required environmental compliance) or other similar studies or analyses prepared in the last five (5) years in the possession of the Company or the Subsidiaries relating to any material real property currently or formerly owned, leased or occupied by the Company or the Subsidiaries.

     (d) As used in this Agreement, the following terms have the meanings set forth below:

          (i) "Environmental Law" means any law, in effect and as amended, on or prior to the Effective Time and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

          (ii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

          (iii) "Hazardous Substances" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable material Environmental Law.

     SECTION 4.13. Material Contracts.

     (a) Except as set forth in the SEC Reports or Schedule 4.13, neither the Company nor any of the Subsidiaries is a party to or bound by:

          (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

          (ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any Subsidiary that involves or is likely to involve future aggregate payments by the Company or any of the Subsidiaries of $5 million or more;

          (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any Subsidiary of services, materials, products, supplies or other assets, owned or leased by the Company or the Subsidiaries, that involves or is likely to involve future aggregate payments to the Company or any of the Subsidiaries of $5 million or more, other than any contract or agreement between the Company and (A) a wholly-owned Subsidiary or (B) Burns International Liability Management Company;

          (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any Subsidiary in the amount of $200,000 or more, other than any contract, agreement or instrument between the Company and (A) a wholly-owned Subsidiary or (B) Burns International Liability Management Company;

          (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, any material business of the Company or the Subsidiaries may be conducted;

          (vi) any agreement with any present or former affiliates of the Company;

          (vii) any voting or other agreement governing how any Shares shall be voted;

          (viii) any agreement with any stockholders of the Company; or

          (ix) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or the Company Stock Option Agreement.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound are collectively referred to herein as "Company Material Contracts."

     (b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them to date under each Company Material Contract and each other contract and agreement to which the Company or any Subsidiary is party or bound (collectively, the "Other Contracts"), except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect or is otherwise disclosed in the SEC Reports. Neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract or Other Contract, except where such violations or defaults, individually or in the aggregate, would not have a Material Adverse Effect, or is otherwise disclosed in the SEC Reports.

     (c) Except as disclosed in the SEC Reports or in Schedule 4.13 or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any (i) employment or consulting agreement (A) with any employee of or consultant to the Company or any Domestic Subsidiary that cannot be terminated on ninety (90) days or less notice or (B) with any employee of or consultant to any Subsidiary other than a Domestic Subsidiary (a "Foreign Subsidiary") that cannot be terminated on one year's or less notice and provides for annual payment of $200,000 or more, (ii) agreement with any officer of the Company, any Domestic Subsidiary, or the knowledge of the Company, any Foreign Subsidiary, the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiaries of the nature contemplated by this Agreement or the Company Stock Option Agreement, (iii) agreement with respect to any officer of the Company, any Domestic Subsidiaries or, to the knowledge of the Company, any Foreign Subsidiary providing any term of employment or compensation guarantee or (iv) stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Company Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of such transactions.

     SECTION 4.14. Conduct of Business.

     (a) Except as set forth in Schedule 4.14 or in the SEC Reports, the business and operations of the Company and the Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective Certificates of Incorporation or By-Laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Except as set forth in Schedule 4.14 or in the SEC Reports, the business and operations of the Company and the Subsidiaries have been, and are being, conducted in compliance with all Federal, state, local and foreign statutes, laws, ordinances, rules, regulations, judgments, decrees, orders, concessions, grants, franchises, permits, licenses and other governmental authorizations and approvals applicable to the Company or any of the Subsidiaries, except for failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The Company and the Subsidiaries have in effect all franchises, permits, licenses, and other governmental authorizations and approvals (collectively, the "Company Permits") necessary to own, lease or operate their properties and assets and to carry on their businesses, except where the failure to have any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect, and no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any such Company Permit.

     SECTION 4.15. Taxes.

     Except as set forth on Schedules 4.15(a) through 4.15(s) or the SEC
Reports:

     (a) Except for Tax Returns the failure to file which, when taken together with all other such failures, has not had and is not reasonably likely to have a Material Adverse Effect, all Tax Returns (as defined below) by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed (giving effect to all timely obtained extensions) with the appropriate taxing authorities and were, in all material respects, true, complete and correct.

     (b) Except for Taxes the failure to pay which, when taken together with all other such failures, has not had and is not reasonably likely to have a Material Adverse Effect, the Company and each Subsidiary has paid or will have had paid to the appropriate taxing authority on its behalf, within the time and in the manner prescribed by law, all Taxes (as defined below) for which it is liable.

     (c) The Company and each Subsidiary has established on its books and records adequate reserves for the payment of all Taxes for which it is liable which are not yet due and payable, and with respect to any such Taxes which have been proposed, assessed or asserted against them, except for Taxes the failure to pay which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect.

     (d) The Company and each Subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws), and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws.

     (e) Neither the Company nor any Subsidiary has requested any extension of time within which to file any material Tax Return in respect of any taxable year, which Tax Return has not since been filed, other than in the ordinary course of business consistent with the Company's past practices.

     (f) Other than in the ordinary course of business consistent with the Company's past practices, there are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

     (g) No United States federal, state, local or foreign audits, or, to the knowledge of management, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary, except for such audits, investigations or proceedings, which, when taken together with all other such audits, investigations or proceedings that are pending or threatened, have not had and are not reasonably likely to have a Material Adverse Effect, and no notification other than in the ordinary course of business has been received by the Company or any Subsidiary of the Company that such an audit, investigation or other proceeding is pending or threatened.

     (h) No material property of the Company or any Subsidiary is property that the Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of section 168 of the Code.

     (i) No Subsidiary has any material amount of income which is includible in computing the taxable income of the Company (as determined under section 7701 of the Code) under section 951 of the Code.

     (j) The Company and each domestic Subsidiary, except for Burns International Liability Management Company ("BILMC") for years beginning after December 31, 1999, (i) are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code; and such affiliated group filed a consolidated return with respect to United States federal income taxes and (ii) neither the Company nor any domestic Subsidiary has liability for the Taxes of any person (other than members of the affiliated group described in clause (i) of this Section 4.15(j)) under Treasury Regulations section 1.1502-6 (or a similar or corresponding provision of state, local, or foreign law), except such liability for taxes of persons other than members of the affiliated group described in clause (i) of this Section 4.15(j) which when taken together would not have a material adverse effect on the financials of the Company.

     (k) There are no material Encumbrances for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory Encumbrances for Taxes not yet due.

     (l) Neither the Company nor any Subsidiary is bound by or has an obligation to make any payments to a third party under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any third party as a result of or pursuant to any such agreement, contract, arrangement or commitment, other than such as would not have a material adverse effect upon the financials of the Company.

     (m) Neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or similar provision or other law.

     (n) Other than in the ordinary course of business consistent with the Company's past practices since 1993, no closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or on behalf of the Company or any Subsidiary.

     (o) To the knowledge of the Company after due inquiry of the persons responsible for such matters, no jurisdiction where the Company or any Subsidiary has not filed a Tax Return has made a claim in writing that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction which when taken together would not have a material adverse effect on the financial condition of the Company.

     (p) Such overall foreign loss ("OFL") (as defined in section 904 of the Code and allocated under Treasury Regulation section 1.1502-9) as incurred by the Company or any Subsidiary as of the end of the Company's most recent taxable year will not have a material adverse effect on the Company's financial statements. For all prior periods for which the statute of limitations has not expired, through the Closing, the Company and each Subsidiary have not and will not take any action or engage in any transaction including, without limitation, causing the Company or any Subsidiary to incur additional liabilities and/or additional expenses (other than (i) any actions or transaction made in the ordinary course of business, or (ii) any transactions contemplated by this Agreement) that would create an additional overall foreign loss allocable to the Company or any Subsidiary under Treasury Regulation section 1.1502-9.

     (q) No QEF elections (as defined in section 1295 of the Code) have been filed by or on behalf of the Company or any Subsidiary.

     (r) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valor, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

     SECTION 4.16. Labor Relations. Except as set forth in the SEC Reports or
Schedule 4.16: (i) each of the Company and the Subsidiaries is, and has at all times been in compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, except where the failure to so comply or the failure to refrain from engaging in such practices would not, individually or in the aggregate, have a Material Adverse Effect; (ii) to the knowledge of the Company, there is no strike, lockout or material labor grievance, slowdown, stoppage or arbitration pending or threatened against or affecting the Company or any of the Subsidiaries; (iii) to the knowledge of the Company, neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; (iv) to the knowledge of the Company, there are no proceedings pending between the Company and any of the Subsidiaries or any of their respective employees before any federal or state agency other than with respect to workers compensation claims and other claims arising in the ordinary course of business; and (v) to the knowledge of the Company, there are no material activities or proceedings of any labor union to organize any material number of non-union employees of the Company or any of the Subsidiaries.

     SECTION 4.17. Transactions with Affiliates. Except as set forth in the SEC Reports or Schedule 4.17, to the knowledge of the Company no present or former affiliate of the Company has, or since January 1, 2000 has had (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Subsidiaries or (ii) material business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee, director or Stockholder of the Company or any of the Subsidiaries).

     SECTION 4.18. Offer Documents; Proxy Statement. The Schedule 14D-9 will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to written information supplied by Parent or Purchaser or their respective accountants, counsel or other authorized representatives, specifically for inclusion in the Schedule 14D-9. The proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by the Company with respect to Parent Information.

     SECTION 4.19. Brokers. No broker, finder or investment banker (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between the Company and CSFB relating to the fee or commission referred to in this Section 4.19.

     SECTION 4.20. Control Share Acquisition. The Company's Board of Directors has approved the Offer, the Merger, this Agreement, the Company Stock Option Agreement and Parent's acquisition of Shares pursuant to the Stockholders' Agreement, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Company Stock Option Agreement and the Stockholders' Agreement the limitations on business combinations continued in
Section 203 of Delaware Law. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Company Stock Option Agreement or the Stockholders' Agreement or any of the transactions contemplated by this Agreement, the Company Stock Option Agreement or the Stockholders' Agreement.

     SECTION 4.21. Rights Agreement Amendment. The execution and delivery of the Rights Agreement Amendment by the Company has been duly authorized by all necessary action under the Rights Agreement and by all necessary corporate action on behalf of the Company. The Rights Agreement Amendment has been duly executed and delivered by the Company, and as a result of the Rights Agreement Amendment, (a) neither this Agreement, the Company Stock Option Agreement or the Stockholders' Agreement nor any of the transactions contemplated hereby or thereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as defined in the Rights Agreement) or otherwise cause any of the Rights (as defined in the Rights Agreement) to become exercisable by the holders thereof, and (b) the Rights shall automatically terminate on and as of


                                       25


the Effective Time, and be void and of no further force and effect. The Board of Directors has taken all action required under the Rights Agreement to ensure that no Distribution Date has occurred or will occur with respect to any acquisition of Company Common Stock by any Person or group of Persons prior to the date hereof.


                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1. Conduct of Business by the Company Pending the Merger. From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth in Schedule 5.1, the Company shall, and shall cause each of the Subsidiaries, to (i) carry on its respective businesses in the ordinary course, (ii) use reasonable efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use reasonable efforts to preserve its relationships with customers, suppliers and other Persons with which it has business dealings, (iv) use reasonable efforts to comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) use reasonable efforts to maintain in full force and effect all the Company Permits necessary for such business, provided however that the foregoing shall not prevent the Company from borrowing under its existing credit agreements to satisfy any of its obligations to holders of Options under Section 2.9(a) hereof. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 5.1, the Company shall not, and shall cause each of the Subsidiaries not to:

     (a) amend its Certificate of Incorporation or By-Laws or similar organizational documents or, in the case of the Company, change the number of directors constituting its entire board of directors;

     (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (iii) split, combine or reclassify any of its outstanding capital stock;

     (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, except, with respect to both of clause (A) and (B) above, (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and
(y) other purchases in the ordinary course of business consistent with past practice in an amount not involving, in the aggregate, more than $5 million for acquisitions in the United States and Canada and $2 million for acquisitions outside the United States and Canada;

     (d) authorize or make capital expenditures in the aggregate in excess of $4 million;


                                      26


     (e) except in the ordinary course of business, amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

     (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material property or material assets other than (i) excess or obsolete assets or (ii) in the ordinary course of business and consistent with past practice;

     (g) (i) except in accordance with the existing policies of the Company, enter into any employment or severance agreement with or, grant any severance or termination pay to any officer or director of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional corporate officers;

     (h) except as required to comply with the terms hereof or applicable law or as disclosed in any SEC Report or Schedule 5.1, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any material benefit or award or amount payable under any Company Employee Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer, former employee or, other than in the ordinary course of business consistent with past practice, current employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Benefit Plan, (D) other than bonuses earned through the date hereof and other than in the ordinary course of business for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

     (i) (i) except in connection with any acquisition permitted pursuant to this Section 5.1 or to satisfy its obligations to holders of Options pursuant to Section 2.9(a) hereof, or as disclosed on Schedule 5.1, incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness;
(ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or
(iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice);

     (j) change of the accounting methods used by it unless required by generally accepted accounting principles;

     (k) other than in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material Tax liability;

     (l) (i) settle or compromise any material claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $1 million or (ii) pay, discharge or satisfy any other material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected


                                      27


or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

     (m) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

     (n) permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice or in connection with replacing such policy with a policy providing comparable coverage;

     (o) take any action which, or omit to take any action, the omission of which, would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action or omission had then been made, or would result in any of the conditions set forth in Annex I hereto or the conditions set forth in Article VII hereof not being satisfied; or

     (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.2. No Solicitation.

     (a) (I) The Company shall not, nor shall it permit or authorize any of the Subsidiaries, or any officer, director or employee, agent or representative of the Company or any of the Subsidiaries (collectively, the "Company Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) except as permitted below, participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or
(B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.2(b), withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser the approval or recommendation by the Board of Directors or any such committee of this Agreement, or the Company Stock Option Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, or Parent's acquisition of Shares pursuant to the Stockholders' Agreement, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal, and it shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of a Takeover Proposal return all confidential information heretofore furnished to such Person by or on behalf of the Company. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement, dated September 28, 1998, as reconfirmed July 12,


                                      28


2000 (the "Confidentiality Agreement"), between the Company and Parent (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal; and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under applicable law.

     The Company will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal. The Company will promptly provide to Parent any non- public information concerning the Company provided to any other Person which was not previously provided to Parent. The Company will keep Parent fully informed of the status of any such Takeover Proposal.

     As used in this Agreement, the following terms have the meanings set forth below:

     "Superior Proposal" means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, for consideration consisting solely of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based in part on a written opinion of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger), (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Board of Directors, is reasonably available, and (iii) which, in the good faith judgment of the Board of Directors, is reasonably likely to be consummated without undue delay.

     "Takeover Proposal" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or substantially all of the assets of the Company or 25% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions.

     "Third Party" means any Person or group other than Parent, Purchaser or any affiliate thereof.

     (b) Except as set forth in this Section 5.2(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or any such committee of this Agreement, or the Company Stock Option Agreement, or the transactions contemplated hereby or thereby, including the Offer or the Merger or Parent's acquisition of Shares pursuant to the Stockholders' Agreement, (ii) approve or recommend, or propose to approve or recommend any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal, (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under Delaware law, (C) at least five business days shall have passed following written notice from the Company advising Parent that the Board of Directors has


                                      29


received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith during such five (5) business day period with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms and (D) concurrently with taking such action the Company shall pay the Termination Fee and Expenses as provided in Section 8.2(b) (whether or not this Agreement shall be terminated); provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses.


                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.1. Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act or Delaware Law, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve this Agreement and the Merger.

     SECTION 6.2. Meeting of Stockholders of the Company. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with Delaware Law and the Company's Restated Certificate of Incorporation, as amended ("Restated Certificate") and By-Laws to convene the Company Stockholders' Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in Delaware Law. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by Delaware Law to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares on a fully diluted basis, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of Delaware Law.

     SECTION 6.3. Compliance with Law. Each of the Company, Parent and Purchaser will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the Company Stock Option Agreement and the transactions contemplated hereby and thereby.

     SECTION 6.4. Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Parent purchases Shares pursuant to the Offer and (ii) any failure of the Company, or, to the knowledge of the Company, any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not (a) limit or otherwise affect the remedies available hereunder to Parent or (b) by itself constitute an admission on the part of the Company of a breach of a


                                      30


representation or warranty or a failure to comply with a covenant, condition or agreement hereunder.

     SECTION 6.5. Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall promptly furnish Parent and Purchaser with (a) all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and (b) a copy of each report, schedule and other document filed or received by the Company or any of the Subsidiaries during such period pursuant to the requirements of applicable securities laws.

     SECTION 6.6. Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law, or by any national securities exchange or an interdealer quotation system designated by the National Association of Securities Dealers, Inc.

     SECTION 6.7. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as possible.

     (b) In connection with the efforts referenced in Section 6.7(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of the parties hereto shall use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby and (iii) subject to confidentiality obligations of each party to the other, permit each other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give each other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.


                                      31


     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) and 6.7(b) but subject to the provisions of
Section 6.7(d), each of the parties hereto shall use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the parties hereto shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of the parties hereto shall use its best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, if it is necessary in order to terminate the waiting period under the HSR Act or otherwise to permit the Offer to be consummated, each of Parent and Purchaser agree (i) to divest operations or assets of the Company or Parent's U.S. operations up to but not in excess of $150 million (the "Divested Business"), (ii) to hold separate the Divested Business pending such divestiture, and (iii) to enter into a consent decree requiring it to divest the Divested Business, and to take such further action in connection therewith as may be necessary to enable the Offer to be consummated on or prior to February 28, 2001.

     (e) Each of the parties hereto agrees, and the Company, prior to the Effective Time, and Parent, after the Effective Time, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or advisable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     SECTION 6.8. Agreement to Defend and Indemnify.

     (a) It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Parent and the Surviving Corporation shall, for claims, actions, suits, proceedings or investigations referred to below that arise during a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or, after the Effective Time, Parent and the Surviving Corporation shall pay as incurred the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company, Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor Parent or the Surviving Corporation shall be liable for any settlement effected without


                                      32


its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company, Parent or the Surviving Corporation shall be obligated pursuant to this Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Parent and Purchaser agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled. For six years after the Effective Time, the Surviving Corporation shall maintain or obtain officers' and directors' liability insurance (which may be part of Parent's insurance policy) covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Restated Certificate and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 6.8 shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 8.1 hereof. Notwithstanding Section 9.7 hereof, this
Section 6.8 is intended to be for the irrevocable benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

     SECTION 6.9. State Takeover Laws. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Offer, the Merger, this Agreement, the Company Stock Option Agreement or the Stockholders' Agreement or any of the transactions contemplated by this Agreement, the Company Stock Option Agreement or the Stockholders' Agreement, the Company shall promptly, consistent with its directors' and officers' fiduciary obligations, take all such reasonable actions as are necessary to render such statute or regulation inapplicable to all of the foregoing.


                                  ARTICLE VII.

                              CONDITIONS OF MERGER

     SECTION 7.1. Conditions for Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

     (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer;


                                      33


     (b) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by Delaware Law; and

     (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

     (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or have been terminated.

     SECTION 7.2. Further Condition for Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional condition: the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time.


                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) By the mutual written consent of Parent and the Company; or

     (b) By either of Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By the Company:

          (i) if the Company has approved a Superior Proposal in accordance with Section 5.2(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee (as defined below); or

          (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company is in material breach of any covenant of this Agreement; or

          (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to seven (7) business day following the date of the initial public announcement of the Offer; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of any covenant of this Agreement; or


                                      34


          (iv) if Parent or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten business days following written notice thereof to Parent from the Company and (y) the scheduled expiration of the Offer; or

          (v) if the Offer shall not have expired or been terminated on or before February 28, 2001; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(v) if the Company is in material breach of any covenant of this Agreement.

     (d) By Parent or Purchaser:

          (i) if prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement, the Merger, the Company Stock Option Agreement or the Stockholders' Agreement or shall have approved a Takeover Proposal; provided, that neither Parent nor Purchaser shall be entitled to terminate this Agreement pursuant to this Section 8.1(d)(i) solely as a result of the Company or the Board of Directors taking action in accordance with
     Section 5.2(b) or making such disclosure to the Company's stockholders as, in good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law; or

          (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Purchaser is in material breach of this Agreement; or

          (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to seven
     (7) business days following the date of the initial public announcement of the Offer; or

          (iv) (A) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares, or (B) the Board of Directors shall have taken any action, including amending the Rights Plan or waiving
     Section 203 of the Delaware law, to enable any Person other than Parent, Purchaser or their affiliates or any group of which any of them is a member to acquire beneficial ownership of 15% or more of the Shares; or

          (v) if the Company, or any of the Company Representatives, shall take any of the actions prohibited in clauses (i) or (ii) of Section 5.2(a) hereof; or

          (vi) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured by the later of (x) ten
     (10) business days following written notice thereof to the Company from Parent and (y) the scheduled expiration of the Offer; or


                                      35


          (vii) if the Offer shall not have expired or been terminated on or before February 28, 2001; provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(c)(vii) if the Parent or Purchaser is in material breach of this Agreement.

     SECTION 8.2. Effect of Termination.

     (a) In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of this Article VIII and as provided in Section 6.8 and Section 9.1. The exclusive remedy for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement shall be termination of this Agreement in accordance with Section 8.1 and, if so entitled pursuant to Section 8.2, receipt of the Termination Fee and Expenses.

     (b) If (x) Parent or Purchaser terminates this Agreement pursuant to
Section 8.1(d)(i), 8.1(d)(iv)(B) or 8.1(d)(v) or (y) the Company terminates this Agreement pursuant to Section 8.1(c)(i), then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $10.0 million (the "Termination Fee") plus an amount equal to Parent's and Purchaser's actual and reasonable documented out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of Parent's counsel and accountants as well as all fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated hereby (the "Expenses"); provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses. In addition, if (i) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), 8.1(d)(iv)(A) or 8.1(d)(vii) or by the Company pursuant to Section 8.1(c)(ii) or 8.1(c)(v),
(ii) and at the time of such termination, Parent is not in material breach of this Agreement and the Minimum Condition has not been satisfied, (iii) a Takeover Proposal is made prior to such termination and (iv) the Company shall thereafter, within 12 months after a termination pursuant to any of such provisions, consummate an agreement with respect to a Takeover Proposal (for purposes of this clause (iv), the term "Takeover Proposal" shall have the meaning assigned to such term in Section 5.2(a), except that the reference to "25%" therein shall be deemed to be a reference to "50%") that provides for the payment of consideration with a value of the Per Share Amount or more per Share to be acquired, the Company shall pay the Termination Fee and the Expenses concurrently with entering into any such agreement; provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses.


                                  ARTICLE IX.

                               GENERAL PROVISIONS

     SECTION 9.1. Non-Survival of Representations, Warranties and Agreements.
(a) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Sections 6.8 and 8.2 and except that the agreements set forth in Article II shall survive the Effective Time during the period of the applicable statute of limitations and those set forth in Article VIII and Section 9.3 shall survive termination indefinitely.


                                      36


     (b) Neither Parent nor Purchaser has relied upon any representations or warranties (whether written or oral) made by the Company or any officer, director, employee, agent or affiliate of the Company in connection with the transactions contemplated by this Agreement and the Company Stock Option Agreement, other than the representations and warranties of the Company contained in this Agreement and the Company Stock Option Agreement.

     SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

         (a)      if to Parent or Purchaser

                  Securitas AB
                  Berkshire House
                  Feltham Corporate Centre
                  3 Maple Way
                  Feltham
                  Middlesex TW13 7AW
                  United Kingdom

                  Attention:  President
                  Facsimile:  +44 208 867 0007

                  With a copy to:

                  Dunnington, Bartholow & Miller LLP
                  Promenade Office Park
                  4165 East Thousand Oaks Boulevard
                  Suite 101
                  Westlake Village, CA  91362-3810

                  Attention:  Frederick W. London, Esq.
                  Facsimile:  (805) 374-1132

         (b)       if to the Company:

                  Burns International Services Corporation
                  200 S. Michigan Avenue
                  Chicago, IL  60604

                  Attention:  General Counsel
                  Facsimile:  (312) 322-8509

                  With a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017


                                      37


                  Attention:  Peter R. Douglas, Esq.
                  Facsimile:  (212) 450-3336

     SECTION 9.3. Expenses. Except as expressly set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

     (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

     (c) "Person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

     SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Company Stock Option Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     SECTION 9.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     SECTION 9.10. Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Purchaser, and by action taken by or on behalf of the Company's Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or


                                      38


change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.11. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 9.12. Schedules. Any fact or item which is disclosed on any Schedule to this Agreement shall be deemed to be an exception to any other representation or representations made in this Agreement or to be disclosed on any other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross reference thereto.

     SECTION 9.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.


                                      39


     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                           BURNS INTERNATIONAL SERVICES
                                           CORPORATION


                                           By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                           SECURITAS AB


                                           By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                           SECURITAS ACQUISITION CORPORATION





                                            By
                                              ----------------------------------
                                              Name:
                                              Title:


                                      40


                                    ANNEX I

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if
(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of shares of Company Common Stock outstanding on a fully diluted basis (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of acceptance for payment of any such Shares, any of the following events shall occur and be continuing or conditions exists:

     (a) there shall be an injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement, or the Company Stock Option Agreement, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole,
(iii) imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Parent on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Parent or any of its respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, the effect of which, in the case of clauses (iii) and (iv) above, is material to the business of all such entities taken as a whole; or

     (b) this Agreement shall have been terminated by the Company or Parent in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate this Agreement or not consummate the Merger; or

     (c) there shall have occurred any event that, individually or when considered together with any other matter, has or has had a Material Adverse Effect; provided that, for purposes of this clause (c), any adverse effect that is caused by conditions affecting the economy or financial markets generally or results from this Agreement or the transactions contemplated hereby or the announcement hereof shall not be taken into account in determining whether there has been a Material Adverse Effect; or

     (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination; provided that, for purposes of this clause (d), any adverse effect that is caused by conditions affecting the economy or financial markets generally or results from this Agreement or the transactions contemplated hereby or the announcement hereof shall not be taken into account in determining whether there has been a Material Adverse Effect; or


                                      1


     (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

     (f) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market (other than a shortening of trading hours or any coordinated trading halt for less than 24 hours triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden, (iii) any material limitation (whether or not mandatory) by a government or Governmental Entity, on the extension of credit by banks or other lending institutions in the United States or Sweden, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or Sweden, or (v) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

     (g) the Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (whether or not included in an amendment of the Schedule 14D-9) its approval or recommendation of this Agreement, the Company Stock Option Agreement or the Stockholders' Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger, (ii) recommended a Takeover Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; provided, that the foregoing shall not apply solely as a result of the Company or the Board of Directors making such disclosure to the Company's stockholders as, in good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law; or

     (h) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
Act) other than Parent or Purchaser, or their affiliates or any group of which any of them is a member shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares, or the Board of Directors shall have taken any action, including amending the Rights Plan or waiving Section 203 of the Delaware Law, to enable any Person other than Parent, Purchaser or their affiliates or any group of which any of them is a member to acquire beneficial ownership of 15% or more of the Shares; or

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions and, subject to the terms of this Agreement, may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.